Exhibit (11)

February 24, 2012

The Value Line Tax Exempt Fund, Inc.
7 Times Square, 21st Floor,
New York, New York 10036-6524

Ladies and Gentlemen:

This opinion is being furnished in connection with the Agreement and Plan of Reorganization, dated February 24, 2012 (the Agreement”), between The Value Line Tax Exempt Fund, Inc., a Maryland corporation (the “Company”), and Value Line New York Tax Exempt Trust, a Massachusetts business trust (the “Acquired Fund”).  We have act as counsel to the Company in connection with the preparation, execution and delivery of the Agreement.  Capitalized terms used herein and not defined have the respective meanings given to such terms in the Agreement.  As such counsel, we have examined and are familiar with and have relied upon the following documents:

a.           The Agreement;

b.           the Company’s Articles of Incorporation dated October 11, 1983, as amended by the Articles of Amendment dated June 14, 1999, and the Articles Supplementary dated February 17, 2012 (as so amended and supplemented, the “Articles”) and the Company’s By-Laws, as amended by an amendment thereto dated September 16, 2010 (as so amended, the “By-Laws”), each as provided to us by the Company;

c.           Officers’ Certificates of officers of the Company, dated the date hereof and attached hereto, attesting to (i) true, correct and complete copies of the Articles, the By-Laws and certain resolutions of the board of directors of the Company (the “Resolutions”), as each of the foregoing is in effect on the date hereof, (ii) the incumbency and signatures of certain officers of the Company, and (iii) the capitalization of the Company, and certain other matters; and

d.           a Certificate of the Maryland State Department of Assessments and Taxation (“SDAT”), dated February 22, 2012, attesting to the continued legal existence and good standing of the Company in the State of Maryland.

In our examination of the documents described above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the completeness and accuracy of all Company records provided to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies of documents submitted to us as copies, and the authenticity of the originals of such latter documents.  We have not reviewed the minute or record books of the Company.

In rendering this opinion, we have relied, as to all questions of fact material to this opinion, upon certificates of officers of the Company and of public officials (including without limitation the certificates referred to in clauses (c) and (d) above) and upon the representations and warranties of the Company and the Acquired Fund in the Agreement.  We have not conducted any independent investigation of, or attempted to verify independently, such factual matters, and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Company.  We have not conducted a search of any electronic databases or the dockets of any court, administrative or regulatory body or agency in any jurisdiction.

We have also examined and relied upon the Articles and By-Laws which provide that the board of directors of the Company (the “Board”) has the powers set forth in the Articles and By-Laws, subject to the terms, provisions and conditions provided therein.  Pursuant to Section 8.1 of the Articles, the Board is authorized to issue and sell shares of authorized capital stock in such amounts, on such terms and for such consideration, including cash and/or securities, as determined by the Board and permitted by the laws of Maryland and the Articles and By-Laws.  Pursuant to Article SIXTH of the Articles, the total number of shares of capital stock of all classes that the Company has authority to issue is two hundred million (200,000,000) shares, of which, twenty-five million (25,000,000) shares are authorized for issuance as shares of the National Bond Portfolio.  As of the date of this opinion, the aggregate number of authorized shares of the National Bond Portfolio of the Company exceeds the sum of (i) the number of such shares currently issued and outstanding and (ii) the number of such shares expected to be issued pursuant to the reorganization contemplated by the Agreement.  We assume that, as of the date of the closing of the reorganization contemplated by the Agreement, the aggregate number of authorized shares of the National Bond Portfolio of the Company will exceed the sum of (i) the number of such shares then issued and outstanding and (ii) the number of such shares issued pursuant to the reorganization contemplated by the Agreement.

For purposes of this opinion, we have assumed that (i) the Agreement and all other instruments executed and delivered in connection therewith have been duly authorized, executed and delivered by all parties thereto other than the Company, and that all such other parties have all requisite power and authority, and have taken all action necessary, to execute and deliver, to perform their obligations under and to effect the transactions contemplated by, the Agreement and all other instruments executed and delivered in connection therewith, and (ii) no consent, approval, authorization, declaration or filing by or with any court, regulatory body, governmental commission, board or agency is required by any party to the Agreement for the valid execution and delivery of, and performance of their obligations under, such documents; provided that we make no such assumption with respect to any such consent, approval, authorization, declaration or filing by or with any court, regulatory body, governmental commission, board or agency required under the state laws of the State of Maryland by the Company.  We have also assumed that the Agreement and all other instruments executed and delivered in connection therewith are the valid and binding obligations of each party thereto other than the Company and are enforceable against such other parties in accordance with their respective terms and that all conditions precedent to the obligations of the parties to the Agreement to consummate the transactions contemplated therein shall have been satisfied or waived as provided therein.

Our opinion below is qualified to the extent that it may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws relating to or affecting the rights of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing, and (iv) general principles of equity.  We express no opinion as to the availability of any equitable or specific remedy upon any breach of the Agreement, or any of the agreements, documents or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defense may be subject to the discretion of a court.

We express no opinion herein as to any provision of the Agreement or any other instruments executed and delivered in connection therewith (a) which may be deemed to or construed to waive any right of the Company, (b) to the effect that rights and remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies, (c) relating to the effect of invalidity or unenforceability of any provision of the Agreement or any such instrument on the validity or enforceability of any other provision thereof, (d) requiring the payment of penalties, consequential damages or liquidated damages, (e) which is in violation of public policy, including, without limitation, any provision relating to indemnification and contribution with respect to securities law matters, (f) purporting to indemnify any person against his, her or its own negligence or intentional misconduct, (g) which provides that the terms of the Agreement or any such instrument may not be waived or modified except in writing or (h) relating to choice of law or consent to jurisdiction.  We are expressing no opinion herein with respect to the enforceability of any provision of the Agreement (i) which purports to waive compliance with applicable bulk sales or transfer laws or (ii) which purports to allocate for tax purposes the consideration payable under the Agreement.

We are opining herein solely as to the Title 2 of the Maryland General Corporation Law, the state laws of the State of Maryland and the federal laws of the United States of America.  To the extent that any other laws govern any of the matters as to which we are opining below, we have assumed, with your permission and without independent investigation, that such laws are identical to the state laws of the State of Maryland, and we express no opinion as to whether such assumption is reasonable or correct.  We note that the Agreement states that it is governed by the laws of the State of New York.

We are expressing no opinion herein with respect to (i) compliance by the Company with state securities or “blue sky” laws, or with any federal or state antitrust or unfair competition laws or bulk sales or transfer laws, (ii) the tax consequences of the transactions contemplated by the Agreement under applicable federal, state or local income tax laws and regulations, or (iii) compliance with federal or state anti-fraud laws or any applicable fiduciary obligations of the Company or its officers or directors.

For purposes of our opinion rendered below, we have assumed that the facts and law governing the future performance by the Company of its obligations under the Agreement will be identical to the facts and law governing its performance on the date of this opinion.  We disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matter or opinion set forth herein.

In rendering the opinion below, insofar as it relates to the good standing and valid existence of the Company, we have relied solely on a Certificate of Good Standing issued by SDAT, dated as of a recent date, and such opinion is limited accordingly and is rendered as of the date of such certificate.

Based upon and subject to the foregoing it is our opinion that:

1.	The Company is a validly existing corporation in good standing under the laws of the State of Maryland.

2.
The shares of capital stock of the National Bond Portfolio of the Company to be issued to the Acquired Fund’s shareholders pursuant to the Agreement have been duly authorized by the Company for issuance and, when issued, sold and delivered by the Company pursuant to the Agreement against payment therefor in accordance with the terms, conditions, requirements and procedures set forth in the Articles, the By-Laws, the Company’s Registration Statement on Form N-14, and the Agreement will be validly issued, fully paid and non-assessable, subject to compliance with the Securities Act of 1933, as amended (the “Securities Act”), the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities.

This opinion is provided to the Acquired Fund as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.

This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transactions contemplated by the Agreement.  This opinion may not be relied upon by the Company for any other purpose, nor may this opinion be provided to, quoted to or relied upon by any other person or entity for any purpose, without our prior written consent except as set forth in the immediately following paragraph.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Company’s Registration Statement in accordance with the requirements of Form N-14 under the Securities Act.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely yours,

Wilmer Cutler Pickering Hale and Dorr LLP

By: /s/ John B. Watkins
       John B. Watkins, Partner